MERGER AGREEMENT

         Agreement made the 24th day of May, 2001, by and among GourmetMarket.com, Inc., a Delaware corporation (the "Company"), TM.com Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"); Global Technology Marketing International, Inc., a Delaware corporation ("TargitMail") d/b/a TargitMail.com Inc.

                                    RECITALS

         WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub will merge with and into TargitMail in a reverse triangular merger (the "Merger"), with TargitMail to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"). The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code; and


         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I
                            INCORPORATION OF RECITALS

         All of the recitals set forth above are incorporated herein by reference.

                                   ARTICLE II
                                   DEFINITIONS

         The following terms, as used herein, have the following meanings:

         2.1 "Affiliate" of a Person means a Person, who directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

         2.2 "Agreement" has the meaning set forth in the introductory paragraph.

         2.3 "Citizens Note" means the note issued pursuant to the Loan
Agreement.

         2.4 "Closing" has the meaning set forth in Section 3.10.

         2.5 "Closing Date" has the meaning set forth in Section 3.10.

         2.6 "Common Stock" means the voting common stock of the Company.

         2.7 "Company" means GourmetMarket.com, Inc.

         2.8 "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Notes.

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         2.9 "Effective Time" means the time indicated in the Articles of Merger when the merger pursuant hereto shall become effective for corporate law purposes.


         2.10 "Environmental Permits" means federal, state and local governmental liens, permits and other authorizations and approvals, whether foreign or domestic, which relate to the business of a Person as it may be affected by the environment, or to public health and safety, or worker health and safety, as they may be affected by the environment.

         2.11 "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

         2.12 "Guarantors" shall mean Kozlowski and Swartz.

         2.13 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         2.14 "Intellectual Property" has the meaning set forth in Section 4.13.

         2.15 "Leases" and "Lease" have the meanings set forth in Section 4.12.

         2.16 "Licenses and Permits" has the meaning set forth in Section 4.6.

         2.17 "Loan Agreement" means that certain loan agreement between Citizens Bank New Hampshire, as lender, and TargitMail, as borrower, dated July 6, 2000.

         2.18 "Material Contract" means each contract, agreement or commitment of a Person other than Leases:

                  (a) upon which any substantial part of such Person's business is dependent or which, if breached, could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of the business of such Person;

                  (b) which provides for aggregate future payments of more than $10,000, except for purchase orders or sale orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $20,000;

                  (c) which extends for more than one year from the date hereof and is not cancelable by either party on 30 days' notice;

                  (d) which provides for the sale, after the date hereof and other than in the ordinary course of business, of any of its assets;

                  (e) which relates to the employment, retirement or termination of the services of any officer of former officer; or

                  (f) which contains covenants pursuant to which any other Person has agreed not to compete with any business conducted by such Person or not to disclose to other information concerning such Person.

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

         Collectively, the material contracts of such Person are referred to as "Material Contracts."

         2.19 "Note" means the convertible notes of the Company issued at the Effective Time as payment of the merger consideration.

         2.20 "Pension Plans" means all employee benefit plans and programs including, without limitation, all retirement, savings and other pension plans.

         2.21 "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency of instrumentality thereof.

         2.22 "Real Property" means all of the real property, together with the fixtures and other improvements located thereon and the appurtenances thereto, owned by a Person.

         2.23 "Securities Act" means the Securities Act of 1933, as amended.

         2.24 "TargitMail Financial Statements" has the meaning set forth in
Section 4.8.

         2.25 "TargitMail Stock" means all of the capital stock of TargitMail issued and outstanding on the Closing Date.

         2.26 "TargitMail Stockholders" means Walter Rines ("Rines"); Susan M. Dickinson, Trustee of the Susan M. Dickinson Revocable Trust of 1998 u/d/t dated April 14, 1998 ("Dickinson"); Mark H. Swartz ("Swartz") and L. Dennis Kozlowski ("Kozlowski").

         2.27 "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code section 59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         2.28 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         2.29 "Welfare Plans" means all health, severance, insurance, disability and other employee welfare plans.

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

                                   ARTICLE III
                                     MERGER

         3.1 Merger. On the terms and subject to the conditions contained in this Agreement, at the Effective Time, the Acquisition Sub shall be merged with and into TargitMail and the separate corporate existence of Acquisition Sub shall thereupon cease. TargitMail shall be the surviving corporation in the Merger and shall be a wholly-owned subsidiary of the Company. The separate corporate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. From and after the Effective Time, TargitMail is sometimes referred to herein as the "Surviving Corporation."

         3.2 Certificate of Merger. On the Closing Date, the parties hereto shall cause the Certificate of Merger (the "Articles of Merger"), meeting the requirements of Section 251 of the DGCL, to be properly executed and filed in accordance with the DGCL. The Merger shall be effective, for corporate law purposes, at the Effective Time.

         3.3 Closing. The closing of the purchase and sale contemplated herein (the "Closing") shall take place at the offices of the Company, 7000 W. Palmetto Park Road, Suite 501, Boca Raton, Florida 33433, on or about May 23, 2001 (the "Closing Date"), or at another time or location mutually agreeable to the parties, but not later than May 31, 2001, which latter time shall be of the essence.

         3.4 Officers. The officers of the Surviving Corporation at the Effective Time shall be as follows:

                  President - Noel Guillama
                  Secretary-Michael Karsch

Such persons will hold office until their successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation or Bylaws of the Company or as otherwise provided by law, or until their earlier death, resignation or removal.

         3.5 TargitMail Options. At Closing, each outstanding option for the purchase of TargitMail Common Stock shall be cancelled and options for the purchase of the Company's Common Stock shall be issued in accordance with
Schedule 3.5 to this Agreement.

         3.6 Directors. The directors of the Surviving Corporation at the Effective Time shall be as follows:

                  Noel Guillama
                  C. Lawrence Rutstein
                  Howard Brummer

         The directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or Bylaws of the Company or as otherwise provided by law, or until their earlier death, resignation or removal.

         3.7 Articles of Incorporation; Bylaws. The Articles of Incorporation of the TargitMail in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of TargitMail in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

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

         3.8 Conversion of TargitMail Shares. At Closing there shall be
(i)2,870,000 shares of Common Stock of TargitMail issued and outstanding, and
(ii) 5,000,000 shares of Series A Preferred Stock of TargitMail issued and outstanding. At the Effective Time, as a result of the Merger, each issued and outstanding share of Series A Preferred Stock of TargitMail shall be converted into $.08 principal amount of Notes and the Common Stock shall not receive any consideration.

         3.9 Shares Restricted. The Notes and the Conversion Shares shall be "restricted" shares within the meaning of Securities and Exchange Commission Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), and accordingly the certificate or certificates representing such shares shall bear a legend substantially in the form of Section 6.5 restricting their transfer.

         3.10 No Representation of Value. TargitMail and the TargitMail Stockholders each hereby confirms that neither the Company nor any officer, director or shareholder of the Company, or any agent of or professional employed by either of them, has made any representation to TargitMail or any of the TargitMail Stockholders as to the present or future value of the Company's Common Stock or any other securities of the Company, nor has the Company or any such person made any representation with respect to the ability of the TargitMail Stockholders to sell all or any part of the Notes and/or Conversion Shares at any price, nor that an active or liquid trading market in the Company's Common Stock will develop or continue in the future. Further, TargitMail and the TargitMail Stockholders each hereby confirms its or their understanding that the future bid or asking price of the Company's Common Stock may not bear any relationship to the net tangible book value, of the Company's Common Stock and, further, may be unrelated to any other generally accepted method of valuation of the Company's shares.

         3.11 Deliveries at Closing by TargitMail. At Closing, TargitMail an/or the TargitMail Stockholders shall deliver to the Company:

(a)      the stock books, stock ledgers, minute books and seals of TargitMail;

(b) a current certificate of good standing for TargitMail issued by the New Hampshire and Delaware Secretaries of State;

(c) a balance sheet (including schedules of cash on hand and accounts receivable and payable) dated as of Closing in a form satisfactory to the Company;

(d) written consents to the assumption of TargitMail's real estate lease and other Material Contracts that may be required;

(e)      originals of all Material Contracts;

(f)      certificates representing all outstanding shares of TargitMail stock;

(g)      such state tax clearances as the Company may request;

(h) certificate executed by the Secretary of TargitMail certifying (i) that attached are true, correct, and complete copies of TargitMail's certificate of incorporation; (ii) that attached are true, correct, and complete copies of the resolutions adopted by the board of directors of TargitMail authorizing the Merger and that such resolutions have not been amended, repealed or otherwise modified; and (iii) as to the signatures and incumbency of all offices executing this Agreement on behalf of TargitMail; and

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

(i) all other items required to be delivered by TargitMail or TargitMail Stockholders to the Company at or prior to Closing under this Agreement as reasonably requested by the Company.

         At Closing TargitMail's existing option holders shall deliver their option agreements to the Company in exchange for options issuable to them by the Company in accordance with Section 3.5.

         3.12 Deliveries at Closing by the Company.

         At Closing, the Company shall deliver to TargitMail, or its shareholders and Guarantors, as appropriate:

         (a) The Company's Notes issued in the names of the TargitMail Stockholders individually;

         (b) Executed stock option agreements for the purchase of the Company's Common Stock for existing holders of options for the purchase of TargitMail stock;

         (c) A current Certificate of Good Standing for the Company issued by the Secretaries of State of Florida and Delaware;


         (e) Certificate executed by the Secretary of the Company certifying (i) that attached are true, correct and complete copies of the Company's certificate of incorporation; and (ii) as to the signatures and incumbency of all officers executing this Agreement on behalf of such entity;



         (f) Certificate executed by the Secretary of Acquisition Sub certifying that attached are true, correct and complete copies of the resolutions adopted by the board of directors of Acquisition Sub authorizing the Merger and that such resolutions have not been amended, repealed, otherwise modified; and

         (g) All other items required to be delivered by the Company to TargitMail or the TargitMail shareholders at or prior to closing under this Agreement, as reasonably requested by TargitMail.

         3.12 Warrants. Kozlowski and Swartz, being the holders of the TargitMail Preferred Stock, will be issued Warrants to purchase up to 10% of the Company's common stock, outstanding immediately following any acquisitions that may occur within 30 days of the Closing Date and the $2 million private placement, for an aggregate exercise price of $2,000,000. The actual number of shares and exercise price will be computed subsequent to such events. The warrants will expire 12 months from the closing date of any such acquisition, and if no closing occurs, then June 30, 2002.

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

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF TARGITMAIL

         TargitMail represents and warrants the following:

         4.1 Organization, Qualification. TargitMail is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. TargitMail is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on TargitMail or the business conducted by it. TargitMail has heretofore delivered to the Company complete and correct copies of the Articles of Incorporation and Bylaws of TargitMail, as currently in effect, and of its authority to do business in those states where such qualification is necessary.

         4.2 Capitalization of TargitMail. The authorized capital stock of TargitMail consists of 15,000,000 shares divided into two classes (i) 10,000,000 shares of Common Stock, the par value of which is $.001 per share, of which, as of the date hereof, 2,870,000 shares are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights; and (ii) 5,000,000 shares of Series A Preferred Stock, the par value of which is $.001 per share, of which 5,000,000 shares are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. TargitMail warrants that there are no outstanding options and/or warrants for the purchase of TargitMail's Common Stock other than set forth on Schedule 4.2.

         4.3 Consents and Approvals. Except as set forth in Schedule 4.3, there is no requirement (i) applicable for TargitMail to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the consummation of the Merger nor (ii) that any party to any Material Contract of TargitMail, or any license or permit for the use of Intellectual Property of TargitMail or loan agreement to which TargitMail is a party or by which it is or was bound, consent to the execution of this Agreement by TargitMail or to the consummation of the Merger.

         4.4 Non-Contravention. Except as set forth in Schedule 4.4, the execution and delivery by TargitMail of this Agreement do not, and the consummation of the Merger will not, (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of TargitMail, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which TargitMail is a party or by which the Company or the business conducted by it may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TargitMail or to the business conducted by TargitMail, excluding from the foregoing clauses (ii) and (iii) such defaults and violations as would not have a material adverse effect on TargitMail .

         4.5 Name. TargitMail has the right to use the name TargitMail.com.

         4.6 Licenses and Permits. The term "Licenses and Permits" as used herein means federal, state and local governmental licenses, permits, approvals and authorizations, whether foreign or domestic, other than Environmental Permits. TargitMail has all of the Licenses and Permits required to conduct its business as it is presently being conducted, all of which are in full force and effect. No written notice of a violation of any such License or Permit has been received by TargitMail, or, to the knowledge of TargitMail, threatened, and no proceeding is pending or, to the knowledge of TargitMail, threatened, to revoke or limit any of them. TargitMail has no reason to believe that any of its Licenses and Permits in effect on the date hereof will not be renewed or can not be assumed by the Company at or after Closing without material interruption in the Company's ability to lawfully carry on the business of TargitMail after Closing.

         4.7 Compliance with Laws. To the best of TargitMail's knowledge TargitMail has operated its business in compliance with all laws, regulations, orders, policies, guidelines, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to it or its business including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of TargitMail. Except as is disclosed in Schedule 4.7, TargitMail has not received any notice alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees.

         4.8 Financial Statements. TargitMail has previously furnished to the Company true and complete copies of unaudited financial statements of TargitMail for the twelve months ended December 31, 2000 and the three months ended March 31, 2001 (collectively called the "TargitMail Financial Statements"). The TargitMail Financial Statements fairly represent the financial position of TargitMail as of such dates and the results of its operations and changes in financial position for such periods. TargitMail has also furnished to the Company a statement of cash on hand, accounts receivable and accounts payable dated no earlier than December 31, 2000, which statement TargitMail represents is a true and complete accounting of the matters to which it pertains, as of the date reflected therein. TargitMail has previously furnished to the Company true and complete copies of TargitMail's federal income tax return for the calendar years ended December 31, 1999 and 2000.

         4.9 Litigation. Except as set forth in Schedule 4.9, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of TargitMail, threatened, against TargitMail, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against TargitMail which have, or if adversely determined could reasonably be expected to have, a material adverse effect on the earnings, assets, financial condition or operations of the business conducted by TargitMail, or which seek specifically to prevent, restrict or delay consummation of the Merger or fulfillment of any of the other conditions of this Agreement.

         4.10 No Undisclosed Liabilities. Except as set forth in Schedule 4.10, TargitMail does not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, including, without limitation, any uninsured liabilities which were not accrued or reserved against in the TargitMail Financial Statements other than those incurred in the ordinary course of business or which in the aggregate do not or cannot reasonably be expected to have a material adverse effect upon the earnings, assets, financial condition or operations of TargitMail.

         4.11 Title to Properties. TargitMail does not own any Real Property. TargitMail has good title to all of the personal property, tangible and intangible, owned by it, free and clear of any liens, charges, pledges, security interest or other encumbrances other than those reflected in Schedule 4.11.

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

         4.12 Leases. Schedule 4.12 sets forth a complete and correct list of each agreement to lease into which TargitMail has entered, whether as a lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property which may be canceled upon not more than 60 days notice or require the payment of not more than $100 per month. The agreements listed in Schedule 4.12 are referred to herein as the "Leases" (each, a "Lease"). Except as set forth in Schedule 4.12, TargitMail has not breached any Lease and in no event has occurred which, with the giving of notice or the passage of time or both, would cause a default under, or permit the termination, modification or acceleration of any such Lease by any party thereto. Complete copies of all of the Leases have been delivered to the Company.

         4.13 Intellectual Property. Schedule 4.13 sets forth a schedule of TargitMail' s Intellectual Property. The term "Intellectual Property" as used herein means the rights of the owner thereof in all trade names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and other industrial and intellectual property rights. TargitMail owns or is licensed or otherwise has the right to use all of the Intellectual Property that is being used in its business as it is presently being conducted. There is no claim, suit, action or proceeding, pending or, to the knowledge of TargitMail, threatened, against TargitMail asserting that its use of any Intellectual Property infringes the rights of any third party or otherwise contesting TargitMail's rights with respect to any Intellectual Property, and no third party is known to TargitMail to be infringing upon the rights of TargitMail in the Intellectual Property of TargitMail. All patents, registrations and certificates issued by any governmental agency relating to the Intellectual Property of TargitMail are valid and subsisting and have been properly maintained.

         4.14 Material Contracts. Schedule 4.14 sets forth a complete and correct list of each Material Contract of TargitMail. Except as set forth in
Schedule 4.14, all of the Material Contracts of TargitMail are in full force and effect and to the knowledge of TargitMail there has not occurred, with respect to any such Material Contract, any default or event of default, which, with or without due notice of with the lapse of time, or both, would constitute a default or event of default on the part of TargitMail or, to the knowledge of TargitMail, any other party thereto. Complete copies of all the Material Contracts of TargitMail have been delivered to the Company.

         4.15 Condition of Tangible Assets. The tangible personal property that belongs to TargitMail shall be operable on the Closing Date. In all other respects, such property shall be accepted by the Company in "as is, where is" condition.

         4.16 Insurance. Schedule 4.16 sets forth TargitMail's insurance policies, copies of which have already been delivered to the Company.

         4.17 Labor Matters. There are no collective bargaining agreements covering employees of TargitMail. There are no controversies pending or, to the knowledge of TargitMail, threatened between TargitMail and any of its employees which affect, or can reasonably be expected to affect, materially and adversely, its earnings, assets, financial condition or operations of the business conducted by TargitMail, or relate to any specific effort to prevent, restrict or delay consummation of the Merger.

         4.18 Employee Benefit Plans.

         (a) Schedule 4.18 sets forth TargitMail's Pension Plans, Welfare Plans or other employee benefit plans that are maintained by TargitMail with respect to its employees, copies of which have already been delivered to the Company. At time of Closing, all such plans shall be in effect.

         (b) TargitMail has not incurred any material liability to the PBGC under Section 4001, et seq. of ERISA and no condition exists that could reasonably be expected to cause TargitMail to incur any such liability. Any premium payable to the PBGC has been paid when due.

         4.19 Tax Matters.

         (a) The provisions made for taxes in the TargitMail Financial Statements are sufficient for the payment of all Taxes of TargitMail, whether or not disputed, which are properly accruable. There are no agreements by TargitMail for the extension of time, or waiver of any statute of limitations, for the assessment of any taxes, and all taxes due and payable by TargitMail on or before the date of this Agreement have been paid or provided for, and are not delinquent, except a otherwise provided in Schedule 4.19.


         (b) TargitMail has filed all Tax Returns that it is required to have filed. All such Tax Returns were correct and complete in all respects. No claim has ever been made by an authority in a jurisdiction where TargitMail does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of TargitMail that arose in connection with any failure (or alleged failure) to pay any Tax.

         (c) TargitMail has withheld and paid all Taxes required to have been withheld and paid through March 31, 2001, in connection with the amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (d) TargitMail does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Schedule 4.19, there is no dispute or claim concerning any Tax liability of TargitMail either claimed or raised by any authority in writing. TargitMail has delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by TargitMail since its incorporation.

         4.20 Finders. No broker, finder or investment banker is entitled to any fee or commission from TargitMail for services rendered on behalf of TargitMail in connection with the transactions contemplated by this Agreement, except as otherwise provided in Schedule 4.20.

         4.21 Full Disclosure. None of the representations and warranties of TargitMail which are made in Article IV of this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         4.22 Insider Interests. Except as listed in Schedule 4.22 no officer, director, or Affiliate of TargitMail (i) has any agreement with TargitMail, or
(ii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business of TargitMail, except as a stockholder or employee of TargitMail, or (iii) directly or indirectly owns any interest in or controls or is an employee, agent, member, principal, officer, director, or partner of, or participant in, or consultant to any corporation, partnership, limited liability company, sole proprietorship, limited partnership, joint venture, association, or other entity which is a competitor, supplier or customer, of TargitMail.

         4.23 Insider Transactions. Schedule 4.23 sets forth a correct and complete statement of (a) the amounts and other essential terms of indebtedness or other obligations, liabilities or commitments (contingent or otherwise) of TargitMail to or from any past or present officer, director, employee, partner or stockholder thereof or any person related to, controlled by or under common control of any of the foregoing and (b) all transactions, together with their essential terms, between such persons and TargitMail.

         4.24 Books and Records. The books of account and other financial and corporate records of TargitMail are in all material respects complete and correct, are maintained in accordance with good business practices, and are accurately reflected in the TargitMail Financial Statements. The minute books of TargitMail as previously made or to be made available to the Company contained accurate records of all meetings.

         4.25 Bank and Safe Deposit Arrangements. Schedule 4.25 sets forth a correct and complete list of each bank account and safe deposit box maintained by TargitMail, and the names of all persons authorized to deal with such accounts and safe deposit boxes.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND ACQUISITION SUB

         The Company represents and warrants as of the date of execution of this Agreement and as of Closing as follows:

         5.1 Organization, Qualification. The Company and Acquisition Sub each is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Company or the business conducted by it. Acquisition Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Acquisition Sub has not conducted any business activities and does not have any material liabilities or obligations. The Company has delivered to TargitMail complete and correct copies of its Certificate of Incorporation and Bylaws as currently in effect.

         5.2 Capitalization of the Company.

         (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, $.001 par value, of which 51,276,271 shares will issued and outstanding on the Closing Date, and (ii) 10,000,000 shares of preferred stock $.001 par value, none of which are issued or outstanding.


         (b) The Company has outstanding $60,000 of convertible notes, which are convertible into 6,000,000 shares of Common Stock.


         (c) Other than the foregoing, there are no options, warrants, convertible debt or other rights to acquire any equity interest in the Company, whether upon exchange for or conversion of other securities or otherwise, outstanding, nor shall any be granted prior to the Effective Time. The Company will promptly notify TargitMail if the above information in this Section 5.2 changes prior to Closing.

         5.3 Consents and Approvals. There is no requirement applicable for the Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the consummation of the Merger, nor is there any requirement that any party to any Material Contract of the Company, or any license or permit for the use of Intellectual Property of the Company or loan agreement to which the Company is a party, or by which it is bound, consent to the execution of this Agreement by the Company or the consummation of the Merger.

         5.4 Non-Contravention. The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger will not, (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which the Company or the business conducted by it may be bound, or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or to the business conducted by the Company, excluding from the foregoing clauses (ii) and (iii) such defaults and violations as would not have a material adverse effect on the Company.

         5.5 Corporate Authority and Resolutions. The Boards of Directors of the Company and Acquisition Sub each have adopted resolutions authorizing the execution of this Agreement by each entity as of the date hereof and shall adopt such additional resolutions as may be necessary authorizing the execution of documents and Closing by the Company and/or Acquisition Sub, as the case may be, as contemplated by this Agreement.

         5.6 Validity of Securities to be Issued. The Notes and the Conversion Shares have been duly authorized as required under all applicable laws and, upon conversion the Notes pursuant to the terms of such Notes, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

         5.7 Current Information. The Company has previously delivered to TargitMail and its shareholders (a) true and complete copies of the Company's audited financial statements for the fiscal year ended December 31, 2000; and
(b) certain other non-public information relating to the business and affairs of the Company, which information, should it be available, the Company will continue to furnish to TargitMail until the Closing. The Company has also advised TargitMail that the Company is subject to the periodic reporting filing requirements of the Securities Exchange Act of 1934 and that its filed reports may be found on the Commission's website at www.sec.gov or may be obtained directly from the Company. The financial information with respect to the Company included in its audited and unaudited financial statements described in this
Section 5.7 fairly represents the financial condition of the Company for the periods for which such financial statements were prepared.

         5.8 Authorizations of Transactions; Securities Compliance. The Notes are, and the issuance of the Conversion Shares will be, exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and shall have been exempt or registered or qualified under the securities or blue sky laws of all those states that may require it for issuance at Closing.

         5.9 No Registration Rights. There is no agreement granting or providing for registration rights with respect to the shares to be delivered to TargitMail shareholders pursuant to this Agreement.

         5.10 No Brokers or Commissions. Other than MCG Partners, the Company has not engaged any broker, finder or similar individual in connection with the Merger.

         5.11 Binding Agreement. The execution, delivery and performance by the Company and Acquisition Sub of this Agreement and the other instruments contemplated by this Agreement have been duly authorized by all necessary corporate action of the Company and Acquisition Sub, as the case may be. This Agreement has been duly executed and delivered to TargitMail by the Company and Acquisition Sub and constitutes the legal, valid and binding agreement of each of the Company and Acquisition Sub enforceable in accordance with its terms.

         5.12 No Violation. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, violate, contravene or conflict with or result in a breach of or constitute a default under (i) any writ, order, judgment or decree of any court arbitrator or governmental agency applicable to the Company, (ii) the Certificate of Incorporation or Bylaws of the Company; (iii) any contract, lease or other agreement to which the Company is a party or by which the Company is bound; or (iv) to the best knowledge of the Company, any law, rule or regulation applicable to the Company.

         5.13 Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of the Company, threatened, against the Company, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against the Company which have, or if adversely determined could reasonably be expected to have, a material adverse effect on the earnings, assets, financial condition or operations of the business conducted by the Company, or which seek specifically to prevent, restrict or delay consummation of the sale of the Merger or fulfillment of any of the other conditions of this Agreement.

         5.14 Compliance with Laws; Regulatory Matters. The Company is in compliance in all material respects with all laws, rules and regulations, all orders, directives and supervisory letters of, and all agreements, memoranda of understanding or similar arrangements with, regulatory authorities and all other legal requirements applicable to the Company or the Company's businesses; and the Company is not subject to any order, directive or supervisory letter of, or agreement, memorandum or understanding or similar arrangement (including board resolutions adopted at the request of regulatory authority) with, any regulatory authority restricting its operations or, restricting it from taking any action or requiring that certain actions be taken, and the Company has no knowledge that any such order, directive, supervisory letter, agreement, memorandum or understanding or similar arrangement is threatened, contemplated or under consideration by any regulatory authority.

                                   ARTICLE VI
                           INVESTMENT REPRESENTATIONS

         TargitMail has informed each preferred TargitMail Shareholder, as follows:


         6.1 No Representations as to Profit or Loss. No representation or warranty of any kind has been made by the Company or its officers, directors, shareholders or agents to any TargitMail Stockholder with respect to the profit or loss that may be realized, if any, as a result of the Merger or the acquisition of the Company's securities, nor as to any other matter except as expressly set forth in this Agreement.

         6.2 Shares Not Registered. Each TargitMail Stockholder understands that the Notes and the Conversion Shares have not been registered under the Securities Act nor under the securities laws of any state in reliance on exemptions therefrom for non-public offerings, and further understand that the Notes and the Conversion shares have not been approved or disapproved by the Securities and Exchange Commission, nor has any state securities administrator or agency passed on the accuracy or adequacy of any written information provided by the Company.

         6.3 Investment Intent. The TargitMail Stockholder is acquiring the shares in the Company for their own account for investment purposes only and not with a view to the sale or other distribution thereof, in whole or in part.

         6.4 Legend. The Notes and the Conversion Shares shall have the following restrictive legend:

      The securities represented by this certificate have not been registered under the Securities Act of 1933 and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be sold or offered for sale except pursuant to an effective registration statement under the Securities Act of 1933 or an opinion of counsel for the corporation that registration is not required under such Act.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         7.1 Conduct of Business by TargitMail and the Company.

         (a) TargitMail warrants and represents that from the date hereof until the Closing, TargitMail will (a) conduct its business only in the ordinary and usual course and in a manner consistent with past practices, (b) maintain in good repair, at its expense, all of its properties, and (c) use its best efforts to preserve its relationship with suppliers, customers, dealers and others having business relationships with TargitMail. TargitMail will notify the Company of any emergency or material change in the normal conduct of the business or operations of TargitMail, the threat of or initiation of any material litigation against TargitMail, and the initiation of any investigation of TargitMail by any party, whether private or governmental.


         (b) The Company warrants and represents that from the date hereof until the Closing, the Company will (a) conduct its business only in the ordinary and usual course and in a manner consistent with past practices, (b) maintain in good repair, at its expense, all of its properties, and (c) use its best efforts to preserve its relationship with suppliers, customers, dealers and others having business relationships with the Company. The Company will notify TargitMail of any emergency or material change in the normal conduct of the business or operations of the Company, the threat or initiation of any material litigation against the Company, and the initiation of any investigation of the Company by any party, whether private or governmental.

         7.2 Investigation of Business and Properties; Additional Data. From the date hereof until the Closing, TargitMail and the Company shall each afford the other and their attorneys, accountants, financial advisors and other representatives complete access at all reasonable times to their offices, and to their officers, employees, properties, contracts, and books and records. In addition, TargitMail and the Company shall furnish to each other such financial, operating and additional data as they may reasonably request concerning the business, operations, properties and personnel of either of them.

         7.3 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section. Notwithstanding the foregoing, neither party shall be required to initiate any litigation, make any substantial payment or incur any material economic burden, except for a payment otherwise required of it, to obtain any consent, waiver, authorization, order or approval, and if, despite such efforts, either party is unable to obtain any consent, wavier, authorization, order of approval the other party may terminate this Agreement and shall have no liability therefor.

         7.4 Further Assurances. The parties will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, the parties will, at the request of any other party, at or after the closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as any other party may reasonably deem necessary or desirable to implement any provision of this Agreement.

         7.5 Expenses. Whether or not the Merger is consummated all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         The following are certain conditions precedent to the obligation of the Company to consummate the Merger, which conditions must be fulfilled (or waived in writing by the Company) on or before the Closing Date.


         8.1 Accuracy of Representations and Warranties. The representations and warranties of TargitMail herein contained shall be true on and as of Closing with the same force and effect as though made on and as of Closing, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date.


         8.2 Assumption of Citizens Note. The Citizens Note shall have been assumed by Kozlowski and Swartz with the consent of Citizens Bank.

         8.3 Absence of Default. No condition or event which constitutes an event of default hereunder by TargitMail or which, after notice and lapse of time, or both, would constitute an event of default hereunder by TargitMail shall have occurred and be continuing.

         8.4 Absence of Material Damage to or Expropriation of Property. Between the date of this Agreement and the Closing, there shall not have occurred (1) any material casualty to any facility, property, equipment or inventory owned or leased by TargitMail, or (2) any material condemnation, seizure, expropriation or liquidation by any governmental authority or any officer or instrumentality thereof of facilities, property, equipment or inventory owned or leased by TargitMail.

         8.5 Absence of Liens. There will have been no liens recorded after the execution of this Agreement but prior to Closing with respect to any personal, real or mixed property owned by TargitMail.

         8.6 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by counsel for the Company in the exercise of reasonable discretion, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

         8.7 Satisfaction with Respect to Financial Condition and Performance. The Company must be satisfied that each and every representation made by TargitMail regarding the Financial Statements and the financial condition of TargitMail shall be true, complete and accurate in all material respects as of Closing. Without limiting the foregoing, the Company must be satisfied that: (i) the TargitMail Financial Statements shall have been prepared on an accrual basis of accounting, consistent with prior years; and (ii) except as specifically disclosed in the Financial Statements, there has been no distribution to shareholders or others or bonuses made to employees.

         8.8 Continuity of Business Relationships. The Company shall be satisfied that TargitMail's customer, vendor, financial institution(s), insurance carrier and employee relations are satisfactory at Closing.

         8.10 Delivery of Certificates. The TargitMail Stockholders shall have delivered the TargitMail Stock and all other documents required to be delivered pursuant to Section 3.12. TargitMail shall provide to the Company all the necessary consents to this Agreement and the Merger that the Company may reasonably require.

                                   ARTICLE IX
        CONDITIONS PRECEDENT TO THE TARGITMAIL STOCKHOLDER'S OBLIGATIONS

         The following are certain conditions precedent to the TargitMail's obligation to consummate the Merger, which conditions must be fulfilled (or waived in writing by TargitMail) on or before the Closing Date.

         9.1 Accuracy of Representations and Warranties. The representations and warranties of the Company herein contained shall be true on and as of Closing with the same force and effect as though made on and as of Closing, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date.

         9.2 Absence of Default. No condition or event which constitutes an event of default hereunder by the Company or which, after notice and lapse of time, or both, would constitute an event of default hereunder by the Company shall have occurred and be continuing.

         9.3 Absence of Material Damage to or Expropriation of Property. Between the date of this Agreement and the Closing, there shall not have occurred (1) any material casualty to any facility, property, equipment or inventory owned by the Company, or (2) any material condemnation, seizure, expropriation or liquidation by any governmental authority or any officer or instrumentality thereof of facilities, property, equipment or inventory owned by the Company.

         9.4 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by counsel for TargitMail, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

         9.5 Satisfaction with Respect to Financial Condition and Performance. TargitMail must be satisfied that each and every representation made by the Company regarding the financial condition of the Company shall be true, complete and accurate in all material respects as of Closing.

         9.6 Continuity of Business Relationships. TargitMail shall be satisfied that the Company's customer, vendor, financial institution(s), insurance carrier and employee relations are satisfactory at Closing.

         9.7 Corporate Authority and Resolutions of the Company. The Company shall have delivered to TargitMail resolutions of its Board of Directors authorizing the Merger, the issuance of the Notes and the execution of this Agreement.

         9.8 Delivery of the Notes. The Company shall have delivered the Notes to TargitMail.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 The Company's Right to Indemnification. The TargitMail Preferred Stockholders undertake and agree, severally, to hold the Company harmless against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees, incurred or suffered by the Company arising from (i) the breach, misrepresentation or other violation of any covenant, warranty or representation of or by TargitMail contained in this Agreement, and (ii) all liabilities of TargitMail not disclosed in writing to the Company prior to the execution of this Agreement. This indemnity provision shall survive Closing for a period of one (1) year.

         10.2 TargitMail's Right to Indemnification. The Company undertakes and agrees to hold the TargitMail Stockholders harmless against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees incurred or suffered by the TargitMail Stockholders arising from the breach, misrepresentation or other violation of any covenant, warranty or representation of or by the Company contained in this Agreement. This indemnity provision shall survive Closing for a period of one (1) year.

         10.3 Procedure. If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise, the party who seeks indemnification (the "Indemnified Party") shall give written notice thereof to the other party (the "Indemnitor") promptly (but in no event more than ten (10) days) after it learns of the existence of such claim or proceeding. Any claim for indemnification hereunder shall be accompanied by evidence demonstrating the Indemnified Party's right or possible right to indemnification, including a copy of all supporting documents relevant thereto. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same; provided, however, that no settlement or compromise shall be effected without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, and provided further that in the event the Indemnified Party does not consent to a bona fide offer of settlement made by a third party and the settlement involves only the payment of money, then the Indemnitor may, in lieu of payment of such settlement to such third party, pay such amount to the Indemnified Party. After the payment to the Indemnified Party, the Indemnitor shall have no further liability with respect to such claim or proceeding and the Indemnified Party shall assume full responsibility to defend the same. After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim or proceeding, the Indemnitor shall not be liable to the Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's reasonable judgment, it is advisable for the Indemnified Party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnified Party. The parties will fully cooperate in any such action, making available to each other books or records for the defense of any such claim or proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within ten (10) days after receiving notice of the claim or proceeding from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor (but subject to the Indemnitor's right subsequently to contest through appropriate proceedings its obligation to provide indemnification), in any way which the Indemnified Party deems in its best interest.

         10.4 Limitations on Indemnification Rights. Other than the payment of costs of defense in accordance with Section 10.3, indemnification shall be due only to the extent of the loss or damage actually suffered (i.e., reduced by any offsetting or related asset or service received and by any recovery from any third party, such as an insurer), net after the amount equal to any reduction in federal, state or local income, franchise or other taxes occasioned by such loss or damage (even though the tax return by which such reduction would have been realized is not yet due), but including an amount equal to any increase in federal, state and local income, franchise or other taxes occasioned by the indemnification payment and then only to the extent of the excess over the Agreed De Minimis Amount (hereinafter defined). The Indemnitor shall be subrogated to all rights of the Indemnified Party against any third party with respect to any claim for which indemnification is paid. Notwithstanding the foregoing, the Indemnitor shall not be liable to the Indemnified Party for any individual misrepresentation, breach of warranty or violation of covenant where the otherwise indemnifiable amount does not exceed $5,000 and, as regards all such indemnifiable misrepresentations or breaches of warranty that do not exceed $5,000, the Indemnitor shall not be liable except to the extent that the aggregate amount thereof exceeds $5,000 (such sum being herein referred to as the "Agreed De Minimis Amount").

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 Expenses. Each party shall pay its own expenses incident to the negotiation and preparation of this Agreement and the transactions contemplated hereby. All other recording costs for bills of sale and other instruments of transfer, and all stamp, sales, use and transfer taxes in connection with the purchase and sale of shares shall be paid by the transferring party.

         11.2 Notices. All notices, requests, demands and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally with a receipt, when delivered by an overnight courier service or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

          (a)   To the Company:  GourmetMarket.com, Inc.
                                 7000 W. Palmetto Park Road Suite 501
                                 Boca Raton, Florida   33433

                With a copy to:  Michael D. Karsch, Esquire
                                 7000 W. Palmetto Park Road Suite 501
                                 Boca Raton, Florida   33433

          (b)   To TargitMail :  Global Technology Marketing International, Inc.
                                 155 Commerce Way
                                 Portsmouth, NH   03801

                With a copy to:  John Bosen, Esq.
                                 Watson & Bosen
                                 75 Congress Street, Suite 211
                                 Portsmouth, NH   03802

                and              Terrence W. Mahoney, Esq.
                                 Hill & Barlow, P.C.
                                 One International Place
                                 Boston, MA   02110

         11.3 Certain Breaches. Neither party shall have any liability to the other party with respect to a breach by a party of which the other party has received written notice at or prior to Closing.

         11.4 Prior Negotiations. This Agreement supersedes in all respects all prior and contemporaneous oral and written negotiations, understandings and agreements between the parties with respect to the subject matter hereof. All of said prior and contemporaneous negotiations, understandings and agreements are merged herein and superseded hereby.

         11.5 Entire Agreement; Amendment. This Agreement and the Exhibits to this Agreement set forth the entire understanding between the parties in connection with the transaction contemplated herein, there being no terms, conditions, warranties or representations other than those contained herein, referenced herein or provided for herein. Neither this Agreement nor any term or provision hereof may be altered or amended in any manner except as an instrument in writing signed by the party against whom the enforcement of any such change is sought.

         11.6 Exhibits. The Exhibits attached hereto or referred to herein are a material part of this Agreement, as if set forth in full herein.

         11.7 Severability. If any term of this Agreement is illegal or enforceable at law or in equity, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of any applicable law or laws and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

         11.8 Survival of Representations and Warranties. Unless otherwise specifically noted herein, the several representations, warranties and covenants of the parties contained herein shall survive the closing for a period of one
(1) year from the Closing Date. Thereafter neither party shall have any liability to the other based upon any of the representations, warranties and covenants set forth herein.

         11.9 Waiver. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by another party of any provision of this Agreement shall not affect such party's right thereafter to enforce the same, (ii) no waiver by either party of any default by the other shall be taken or held to be a waiver by such party of any other preceding or subsequent default, and (iii) no extension of time granted by any party for the performance of any obligation or act by the another party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         11.10 Number and Gender. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

         11.11 Headings and Cross-References. The headings of this Agreement are included for convenience of reference only, and shall in no way limit or affect the meaning or interpretation of the specific provisions hereof. All cross-references to paragraphs herein shall mean the paragraphs of this Agreement unless otherwise stated or clearly required by the context. All references to Exhibits herein shall mean the Exhibits to this Agreement. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context.

         11.12 Choice of Laws. This Agreement is to be construed and governed by the laws of the State of Florida, except for the choice of law rules utilized in that jurisdiction.

         11.13 Arbitration. Any dispute arising under or related to this Agreement that the parties are unable to resolve by themselves shall be settled by arbitration in Palm Beach County, Florida, by a panel of three arbitrators. The parties shall each designate one disinterested arbitrator and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as accountants, appraisers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on the parties. Costs and expenses of the arbitration proceeding shall be assessed between the parties in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. No action at law or suit in equity based upon any claim arising out of or relating to this Agreement shall be instituted in any court by a party against another except an action to compel arbitration pursuant to this paragraph, an action to enforce the award of the arbitration panel rendered in accordance with this paragraph, or a suit for specific performance as may be specifically provided herein.

         11.14 Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         11.15 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to (i) confer any rights or remedies on any person other than the parties and their respective successors and assigns, (ii) relieve or discharge the obligation or liability of any third party, or (iii) or give any third party any right of subrogation or action against any party hereto.

         11.16 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were on the same instrument. Each of the counterparts, when signed, shall be deemed to be an original, and all of the signed counterparts together shall be deemed to be one and the same instrument.



         [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.


WITNESS/ATTEST:                                      GOURMETMARKET.COM, INC.,
                                                     a Delaware corporation

_____________________________              By:  /s/ C. Lawrence Rutstein
                                                ---------------------------
                                                        C. Lawrence Rutstein, Vice Chairman

                                                     GLOBAL TECHNOLOGY MARKETING
                                                     INTERNATIONAL, INC., d/b/a TargitMail.com
                                                     a Delaware corporation


_____________________________             By:  /s/ Brian Richardson
                                               -----------------------
                                                     Brian Richardson, Treasurer

                                                     TM.COM ACQUISITION CORP.,
                                                     A Delaware corporation


____________________________                By:  /s/ Michael D. Karsch
                                                 -----------------------
                                                     Michael D. Karsch, President

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY OTHER APPLICABLE SECURITIES LAWS. AS A RESULT, NO SALE OR TRANSFER OF THIS NOTE OR SUCH SHARES OF COMMON STOCK MAY BE MADE EXCEPT IN COMPLIANCE WITH OR PURSUANT TO AN EXEMPTION FROM SUCH LAWS.

                             GOURMETMARKET.COM, INC.
                               5% Convertible Note
                                                                        $400,000

         GOURMETMARKET.COM, INC. a Delaware corporation (the "Company"), having its principal place of business at 7000 W. Palmetto Park Road, Suite 501, Boca Raton, Florida 33433, for value received, hereby promises to pay to __________________. or permitted registered assigns ("Holder"), on June 30, 2002 (the "Maturity Date"), the principal sum (the "Principal Amount") of Four Hundred Thousand Dollars ($400,000).

1. Interest. The Company shall pay interest on the outstanding Principal Amount from the date hereof, at the rate of five percent (5%) per annum. All accrued interest shall be payable on the Maturity Date. The Company shall also pay interest on any overdue Principal Amount. All computations on interest shall be made on the basis of a year of 360 days on the actual number of days any such Principal Amount is outstanding. The Company shall have the option of paying the interest in cash or shares ("Shares") of the Company's Common Stock ("Common Stock"). If payment is made in Shares, then the number of shares shall be computed based on the average of the last sale price for the 10 trading days ending on the interest payment date. The Company may defer the issuance of such interest shares until such time as the Note is converted or redeemed.

2. Transfer and Exchange.

2.1 No View Toward Distribution. The Holder represents and warrants that he has acquired this Note for its own account for investment purposes and not with a view toward the distribution of this Note or of the shares of Common Stock issuable upon conversion of this Note.

2.2 Transfer of Restricted Securities. This Note and the shares of Common Stock issuable upon the conversion hereof (collectively, "Restricted Securities") are transferable only pursuant to (i) a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) Rule 144 promulgated under the Securities Act (or any similar rule then in force) if such rule is available, or (iii) any other legally available means of transfer.

3. Conversion.

3.1 Optional Conversion. The Holder may convert all or any part of the outstanding principal amount of this Note plus all accrued but unpaid interest due thereon (the "Note Amount") into 40% on an as-converted basis of the Shares of Common Stock ("Common Stock") to be outstanding immediately prior to conversion (the "Conversion Price"), assuming that the acquisition of Williams Software, Inc. d/b/a First Pop.com is completed.

3.2 Surrender of Note. The Holder shall surrender the Note to the Company accompanied by a written conversion notice to the Company which sets forth the amount of the Note to be converted and the name, with address, in which the certificate for the Shares issuable on such conversion shall be issued.

3.3 Delivery. Promptly after the receipt of such notice and the surrender of this Note as aforesaid, the Company covenants to effect such conversion, and the Company shall deliver to the Holder a certificate for the number of full shares of Common Stock issuable upon the conversion of this Note (or specified portion thereof). In the event an amount less than the total outstanding amount shall be converted, the Company shall issue a new Note for the remaining amount of the Note within ten (10) days after the date of conversion.

3.4 Common Stock in Reserve. The Company shall at all times reserve and keep available, free from preemptive rights, out of the Company's authorized but unissued Common Stock, for the purpose of effecting the conversion of this Note, the full number of Shares.

4. Conversion Price Adjustment.

         The Conversion Price shall be subject to adjustment from time to time as set forth in this Section 5.

4.1 Stock Dividends. In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying the Conversion Price in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the date following the date fixed for such determination.

4.2 Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in the case where the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased.

4.3 Certain Other Dividends and Distributions. In case at any time or from time to time the Company shall fix a record date for the purpose of determining the holders of its Common Stock entitled to receive any dividend or other similar distribution of

         (a) cash, or

         (b) any evidences of its indebtedness, any shares of its stock or any other securities or property of any nature whatsoever, or

         (c) any warrants or other rights to subscribe for or purchase any evidence of its indebtedness, any shares of its stock or any other securities or property of any nature whatsoever, then the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be adjusted by multiplying the Conversion Price in effect immediately prior to such adjustment by a fraction (i) the numerator of which shall be the fair value per share of Common Stock at the date of such determination minus the portion applicable to one share of Common Stock of any cash so distributable and the fair value (as determined in good faith by the Board of Directors of the Company) of any and all evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable, and (ii) the denominator of which shall be the fair value per share of Common Stock at the date of such determination. A reclassification of the Common Stock into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock within the meaning of this
Section 5 and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 5.

4.4 Other Provisions Applicable to Adjustment Under This Section. The following provisions shall be applicable to the making of adjustments of the Conversion Price hereinbefore provided for in this Section:

         (a) The adjustments required by this Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Conversion Price that would otherwise be required shall be made except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5 unless and until such adjustment either by itself or with other adjustments not previously made adds to or subtracts from the Conversion Price immediately prior to the making of such adjustment at least $.02. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 5 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

         (b) In computing adjustments under this Section, fractional interests in Common Stock shall be taken into account to the nearest one-hundredth of a share.

4.5 Changes in Common Stock, Consolidation, Merger or Sale. In case at any time and from time to time the Company shall be a party to any transaction including, without limitation, a merger or consolidation with or into another entity, a sale of all or substantially all of the Company's assets to another entity, a liquidation, or a recapitalization or reclassification of the Common Stock (each such transaction being hereinafter referred to as a "Transaction"), and such Transaction if effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) cash, stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition to such Transaction, lawful and adequate provision will be made whereby the Holder of this Note will thereafter have the right to acquire and receive in lieu of the shares of Common Stock immediately theretofore acquirable and receivable upon the exchange of such holder's Note, such cash, shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exchange of such Holder's Note had such Transaction not taken place (subject to adjustments from and after the consummation of such Transaction as nearly equivalent as possible to the adjustments provided for in this Section 5). The Company will not effect any Transaction unless, prior to the consummation thereof, each person that may be required to deliver any cash, securities or other property upon the exchange of Notes as provided herein shall assume, by written instrument delivered to each Holder of Notes, the obligation to deliver to such Holder such cash, securities or other property as in accordance with the foregoing provisions such Holder may be entitled to receive. The foregoing provisions of this Section 5 shall similarly apply to successive mergers, consolidations, sales of assets, liquidations, recapitalization and reclassifications.

4.6 Notice of Certain Actions. If, while this Note remains outstanding, the Company shall propose to take any action that would require an adjustment pursuant to this Section 5, then the Company shall cause to be mailed by certified mail to the Holder, at least ten (10) days prior to the applicable record date, a notice describing such action.

5. Events of Default; Remedies.

5.1 Events of Default; Acceleration. If any of the following conditions or events ("Events of Default") shall occur (whether voluntary or involuntary or arising by operation of law or otherwise):

         (a) the Company shall default in the payment of any principal or interest under this Note, or any other Note given in connection with the transaction contemplated hereby;

         (b) the Company (i) files, or consents by answer (or failure to contest) or otherwise to the filing against it of, a petition for relief or reorganization or arrangement of any other petition in bankruptcy, for liquidation or dissolution or to take advantage of any present or future bankruptcy or insolvency law of any jurisdiction, (ii) make an assignment for the benefit of its creditors, (iii) seek or consent to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar powers of itself or of any substantial part of its property, (iv) be adjudicated a bankrupt or an insolvent or be liquidated or dissolved, or (v) take corporate action for the purpose of any of the foregoing; then, the unpaid principal amount of this Note, together with the interest accrued thereon as well as any unpaid principal and accrued interest on any other Note given in connection herewith and shall automatically become and be due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Company.

5.2 Remedies on Default. If any Event of Default shall have occurred and be continuing for a period of twenty (20) days, the Holder of this Note may proceed to protect and enforce the rights available to such Holder either by an action at law, suit in equity or both, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise. The Company will pay the Holder all such further amounts to cover the cost and expenses of collection including, without limitation, reasonable attorneys' fees, expenses and disbursements.

5.3 Remedies Not Waived. No course of dealing and no delay on the part of Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holder's rights, powers or remedies.

5.4 Remedies Not Cumulative. No right, power or remedy conferred upon Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

6. Ranking. This Note and any other Note issued simultaneously to this Note in the aggregate principal amount of $400,000 shall rank senior to all other indebtedness of the Company, whether now outstanding or issued in the future.

7. Modification and Waiver.

         The rights and obligations of the Company may not be modified or waived, except in writing signed by the Company and the Holder.

8. Governing Law.

         This Note shall be governed by and construed in accordance with the substantive laws of the State of Florida without reference to its principles governing conflicts of law.

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal.

Date: May 25, 2001

                                                  GOURMETMARKETCOM, INC.



                                                By:
                                                    ----------------------------
                                                       Noel Guillama, Chairman